Exhibit No.                      Description

Ex-99.1                                2nd Quarter 2011 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
                                James A. Dowd – Senior Vice President, CFO
                                Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter Earnings

Oswego, New York, July 27, 2011………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $1.0 million, or $0.31 per basic and diluted share for the six months ended June 30, 2011, compared to $1.2 million, or $0.37 per basic and diluted share, for the same period in 2010.  For the three months ended June 30, 2011, the Company reported net income of $587,000, or $0.19 per basic and diluted share, compared to $550,000, or $0.17 per basic and diluted share, for the same period in 2010.

“We are pleased to report net income of $1.0 million for the six months ended June 30, 2011,” stated Thomas W. Schneider, President and CEO.   “Despite the prolonged challenging economic environment, we have been able to continue to extend credit to qualified borrowers, contributing to the increase in net interest income of $516,000, to $7.1 million for the six months ended June 30, 2011, versus $6.5 million in the same period of last year,” Schneider continued. “Operating results reflect total gross loans of $289.5 million representing an increase of $4.2 million when compared to December 31, 2010 totals.  The growth of net interest income is a key initiative for the Company.  The industry continues to experience pressure on the generation of non-interest income. Our ability to organically grow our loan and deposit portfolios, and thus net interest income, has helped mitigate some of the impact on non-interest income,” said Schneider. “Total deposits have increased $17.8 million, or 5.5%, since December 31, 2010.  Our new Cicero, New York branch continues to contribute to our success.  We continue to position ourselves to be able to expand the geographic reach of our deposit gathering and lending activities through our branch network, as well as other service delivery vehicles,” Schneider added.

Net interest income for the six months ended June 30, 2011 increased $516,000, or 7.9%, when compared to the same period during 2010.  The increase in net interest income was the result of an increase in interest income of $327,000, or 3.7%, combined with a decrease in interest expense of $189,000, or 7.9%.  Net interest rate spread increased to 3.75% for the six months ended June 30, 2011, from 3.56% for the same period in 2010.  Average interest-bearing liabilities increased $20.9 million, while the cost of funds decreased 21 basis points to 1.29% from 1.50% when compared to the same period in 2010.  The increase in the average balance of interest-bearing liabilities resulted from a $21.4 million, or 7.5% increase in average deposits.  The increase in deposits was driven by increases of $17.6 million, $10.6 million, and $487,000 in retail, business, and municipal deposits respectively, when compared to the same period during 2010. Average interest-earning assets increased 4.1%, to $372.1 million, for the six months ended June 30, 2011, as compared to $357.3 million for the six months ended June 30, 2010. The increase in average interest earning assets is primarily attributable to a $22.7 million increase in the average balance of the loan portfolio, offset by an $8.1 million decrease in average interest earning deposits.  The yield on interest-earning assets decreased 2 basis points to 5.04%, compared to 5.06% for the same period in 2010.  The decrease is due to higher yielding loans and investments prepaying and maturing then being replaced with lower yielding assets in the current interest rate environment.

Net interest income for the quarter ended June 30, 2011, increased $304,000, or 9.3%, when compared to the same period during 2010.  The increase in net interest income was the result of an increase of interest income of $202,000, or 4.5%, combined with a decrease in interest expense of $102,000, or 8.4%.  Net interest rate spread increased to 3.69% for the second quarter of 2011, from 3.58% for the same period in 2010.

The provision for loan losses for the six months ended June 30, 2011, remained constant at $525,000 when compared to the same period in 2010.  Despite the decrease in non-performing loans, the recent increase in commercial loan and commercial real estate delinquencies warrant the current level of provision for loan losses.  Allowance for loan losses to period end loans increased to 1.38% at June 30, 2011, as compared to 1.28% at June 30, 2010.  Nonperforming loans to period end loans decreased to 1.40% at June 30, 2011, from 1.85% at June 30, 2010.   The decrease in non-performing loans is a result of pay downs totaling $1.1 million on one large non-performing commercial loan relationship, combined with an additional large commercial loan relationship moving into a performing status during June 2011.  Management continues to closely monitor non-performing loans and feels that the underlying collateral and associated guarantees, combined with the existing loss allowances are adequate to recover the carrying amounts of loans and provide for any potential losses.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, decreased to $1.2 million for the six months ended June 30, 2011, compared to $1.4 million for the same period in the prior year.  This is primarily due to a $161,000 decrease in service charge on deposit accounts, which is being driven by a decrease in extended overdraft fees.  The customer’s usage of the program was negatively impacted by the ruling that financial institutions were prohibited from charging consumers fees for paying overdrafts on automated teller machine (ATM) and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those types of transactions. Net gains and losses from the sale of securities increased to a net gain of $323,000 for the six months ended June 30, 2011, as compared to a net gain of $28,000 for the same period of 2010.  The increase is due to gains recognized on the sale of multiple securities combined with gains recognized from cash redemptions from the SHAY Assets large cap equity and ultra short mortgage funds and the sale of the Lehman Brothers corporate bond holding.  Net gains and losses from the sales of loans and foreclosed real estate increased to a net gain of $40,000 for the six months ended June 30, 2011, as compared to a net loss of $53,000 in 2010.   The increase is due to the gains recognized on the sale of foreclosed properties in 2011, compared to the losses that were recognized on the sale of foreclosed properties in 2010.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, decreased to $614,000 for the quarter ended June 30, 2011, compared to $683,000 for the same period in the prior year.  Net gains on securities increased to $295,000 for the quarter ended June 30, 2011 compared to $17,000, for the same quarter in 2010.  Net gains from the sales of loans and foreclosed real estate increased to a net gain of $14,000 for the quarter ended June 30, 2011, as compared to a net loss of $34,000 in 2010.

Non–interest expenses increased $932,000, or 16.2% for the six months ended June 30, 2011, compared to the same period in 2010.  The increase in non-interest expense is due to increases of $414,000 in salaries and employee benefits, 182,000 in professional and other services, $178,000 in other expense, $68,000 in building occupancy and  $67,000 in FDIC assessments.  The increase in salaries and employee benefits was due to the addition of 12 full-time equivalent positions and to annual merit based wage adjustments.  The additional positions are primarily due to the staffing and servicing needs at our new Cicero Branch location.  The increase in professional and other services is due to the combination of an increase in advertising, legal fees, and consulting fees.  The increase in other expenses is a combination of an increased expense in community services donations, office supplies, audits and exams, travel and training, and ORE expense.

Non-interest expenses increased $511,000, or 17.7%, for the quarter ended June 30, 2011. The increase in non-interest expense is primarily due to an increase of $268,000 in salaries and employee benefits, a $109,000 increase in professional and other services, a $84,000 increase in other expenses, and an $33,000 increase in FDIC assessments.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

FINANCIAL HIGHLIGHTS

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Condensed Income Statement
Interest and dividend income	$4,687	$4,485	$9,272	$8,945
Interest expense	1,106	1,208	2,209	2,398
Net interest income	3,581	3,277	7,063	6,547
Provision for loan losses	262	262	525	525
	3,319	3,015	6,538	6,022
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	614	683	1,233	1,401
Net gain (losses) on sales of securities,
loans and foreclosed real estate	310	(17)	363	(25)
Noninterest expense	3,403	2,892	6,686	5,754
Income before income taxes	840	789	1,448	1,644
Provision for taxes	253	239	435	494
Net Income	$587	$550	$1,013	$1,150
Preferred stock dividends and discount accretion	118	115	235	230
Net income available to common shareholders	$469	$435	$778	$920

Key Earnings Ratios
Return on average assets	0.57%	0.57%	0.49%	0.59%
Return on average equity	7.36%	7.17%	6.43%	7.60%
Net interest margin (tax equivalent)	3.82%	3.72%	3.85%	3.71%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,955	2,484,832	2,484,894	2,484,832
Basic earnings per share*	$0.19	$0.17	$0.31	$0.37
Diluted weighted average shares outstanding	2,536,443	2,488,041	2,530,833	2,484,832
Diluted earnings per share*	$0.19	$0.17	0.31	0.37
Cash dividends per share	$0.03	$0.03	0.06	0.06
Book value per common share at June 30, 2011 and 2010			10.52	9.97

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion

	June 30,	December 31,	June 30,
	2011	2010	2010
Selected Balance Sheet Data
Assets	$418,532	$408,545	$396,332
Earning assets	382,015	380,154	366,767
Total loans	289,496	285,296	270,284
Deposits	344,348	326,502	315,647
Borrowed Funds	37,261	41,000	40,236
Allowance for loan losses	4,006	3,648	3,455
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	32,442	30,592	30,948

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.12%	0.18%	0.11%
Allowance for loan losses to period end loans	1.38%	1.28%	1.28%
Allowance for loan losses to nonperforming loans	98.62%	61.58%	69.20%
Nonperforming loans to period end loans	1.40%	2.08%	1.85%
Nonperforming assets to total assets	1.20%	1.54%	1.27%